V-ISP/PROXY HOURLY RATE SERVICE ACRES

     This Agreement, made and entered into this 19th day of January, 2004 (hereinafter referred to as the "date of this Agreement" by and between Critical Hub Networks Corp., d/b/a Caribe.Net, a Puerto Rico corporation having its principal place of business at 1314 Ponce de Leon Ave., 4th Floor, San Juan, Puerto Rico 00913 (hereinafter "Caribe.Net") and Powerchannel. Inc., a corporation having its principal place of business at 16 North Main Street, Suite 395 New City, NY 10936 (hereinafter "ISP").

                                   WITNESSETH

     Whereas, ISP provides global remote access, dedicated digital telecommunications and Internet access services, and other ancillary services, to commercial users;

     Whereas, Caribe.Net is in the business of providing various services to third parties on the Internet, including but not limited to providing access to the Internet, including by not limited to providing access to the Internet for individuals and business entities;

     Whereas, ISP desires a provider of access to the Internet for its customer and clients; Whereas, Caribe.Net desires to provide access to the Internet for customers and clients of ISP;

     Whereas, the parties hereto are desirous of setting forth, in writing, terms and conditions, under which ISP shall direct their customers to Caribe.Net for service and Caribe.Net shall provide such customers with access to the Internet;

     Now therefore, in consideration of the premises set forth in the foregoing recitals, which are hereby made a part thereof and incorporated herein by reference and further, of the mutual promises, covenants, agreements, conditions, terms and acknowledgments contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ISP and Caribe.Net hereby agree as follows:

                                   DEFINITIONS

     For the purpose of this Agreement, the following terms and/or phrases will be used throughout the Agreement and shall be defined as follows:

     POP (or Point of Presence) shall mean any location within Puerto Rico where an individual can connect to the Caribe.Net network via a local telephone number provided by Caribe.Net without incurring any long distance charges from either their local telephone company or their long distance telephone company.

PPP Dialup Network Connection shall mean a single Internet connection using a single username and password, assigned by ISP to a single user, via an analog telephone line and a modem to a Caribe.Net POP, and established utilizing the Point-to-Point Protocol (PPP) to pass TCP/IP data packets between the two modems.

Technical Support shall mean technical support via telephone for assistance with the use, configuration or setup of any Internet Access Account via any personal computer system.

Local Internet Access shall mean that from within a particular town and/or calling area, clients can utilize Caribe.Net's Internet Access Accounts without incurring any long distance calling telephone costs by connecting via a telephone number local to that area.

                             ARTICLE ONE - DURATION

     1.1  TERM

          Except as otherwise provided herein, the "initial term" of this agreement shall be one year from the date hereof.

     1.2. EXTENSION
          This Agreement shall be automatically renewed for successive one year terms beyond the initial term unless earlier terminated as otherwise provided in this Agreement. A written notice of termination must be provided by one party to the other party no later than sixty (60) days prior to the expiration of the initial term, and hereafter on no less than sixty (60) days prior to the expiration of successive one year terms. Hereinafter, the initial term and any extension thereof shall sometimes collectively be referred to as the "term of this Agreement".

                ARTICLE TWO - DUTIES AND RESPONSIBILITIES OF ISP

     2:1  CUSTOMERS
          ISP shall not be limited to directing all of its customers to Caribe.Net for purposes of providing access to the Internet under the terms and conditions of this Agreement.

     2.2  ADVERTISING AND PROMOTION
          ISP shall be solely responsible for and shall incur reasonable expense in connection with advertising and promotional activities designed specifically to generate customers who are interested in access to the Internet.

     2.3  TERMS AND CONDITIONS
          ISP shall make such warranties and representations and may limit its liability to any customer, in such terms, conditions and limitations substantially similar to those set forth in existing ISP customer liabilities.

     2.4  CUSTOMER CONTACT


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
          Caribe.Net shall not contact any ISP customer without prior written permission of ISP whose permission shall not be unreasonably withheld.

     2.5  RADIUS AUTHENTICATION SERVER
          ISP shall be solely responsible for configuring and maintaining a Radius Authentication Server for the authentication of users to establish a PPP Dialup Network Connectivity session. ISP is solely responsible for ensuring the connectivity of this server to the Caribe.Net network. Failure of the ISP to ensure connectivity of this server will result in the inability of its users to establish a PPP Dialup Network Connectivity session via any Caribe.Net POP.

     2.6  NETWORK CONNECTIVITY
          ISP is solely responsible for obtaining, administering & maintaining TCP/IP network connectivity with the Caribe.Net network with a minimum throughput of 64Kbps.

     2.7  CUSTOMER ACCOUNT ADMINISTRATION
          ISP is solely responsible for all tasks related to the billing, support and management of its customers Internet access accounts, including adding new users, deleting users, suspending users, adding additional user services, billing users, providing technical support, among others.

     2.8  ADDITIONAL SERVICES
          ISP is solely responsible for providing any services to its clients other than PPP Dialup Network Connectivity. Such services may include electronic mail, personal web server space, and telephone technical support, among others.

     2.9  ACCEPTABLE USE POLICY
          ISP is solely responsible for ensuring that its users are aware that they must adhere to the Rules of Acceptable Network Usage (hereinafter referred to as the Rules), appended to this Agreement as Addendum B. In the event that an ISP user is found to be violating the Rules, it is the responsibility of ISP to inform said user and to prevent said user from continuing to violate the Rules, by means such as terminating the user's account from ISP, terminating the user's ability to establish a PPP Dialup Network Connection with a Caribe.Net POP, among others.

     2.10 MODEM AVAILABILITY
          Due to delays in the installation of telephone facilities which are out of the control of Caribe.Net, Caribe.Net may inform ISP that a town is "closed to new clients". In the event that ISP is notified in writing of such a closure, ISP will cease to accept applications for ISP services from any resident of such town. Caribe.Net will notify ISP in writing immediately once additional telephone facilities have been installed in such town and that ISP may resume accepting applications for ISP services in such town. In the event that Caribe.Net informs ISP that a town is "closed to new clients", Caribe.Net will also cease from accepting application from residents of such town for its own


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
          Internet services, and will not resume accepting applications for its own services until ISP has been notified in writing that ISP may resume accepting applications from residents of such town.

            ARTICLE THREE - DUTIES AND RESPONSIBILITIES OF CARIBE.NET

     3.1  INTERNET ACCESS
          Caribe.Net will provide PPP Dialup Network Connectivity to any of ISP's clients via any Caribe.Net POP which are successfully authenticated on ISP's Radius Authentication Server.

     3.2  INTERNET CONNECTIVITY
          Caribe.Net is solely responsible for ensuring that its POPs are connected to the Internet, and for providing PPP Dialup Network Connectivity to all successfully-authenticated ISP users via any Caribe.Net POP, provided that ISP is in accordance with all other terms in this Agreement, including payment terms & conditions & network connectivity requirements.

     3.3  RADIUS PROXY SERVER
          Caribe.Net will maintain a Radius Proxy Server which, when a user tries to connect to a Caribe.Net POP with username of the form user@yourdomain.com, the Caribe.Net Radius Proxy Server will query the ISP Radius server to verify if that username & password are accepted or rejected. It is the sole responsibility of Caribe.Net to maintain, configure, and administer the Radius Proxy Server.

     3.4  DOMAIN NAME SERVER SERVICES
          Caribe.Net will provide all ISP clients who establish a PPP Dialup Network Connectivity connection via any Caribe.Net POP with Domain Name Server (DNS) service for the purpose of navigating and connecting to servers and information on the Internet.

     3.5  MODEM AVAILABILITY
          Caribe.Net will perform to its best efforts to maintain a user:modem ratio of no greater than 10:1.

     3.6  BANDWIDTH AVAILABILITY
          Caribe.Net will perform to its best efforts to maintain a maximum bandwidth usage of 75% or less on all Caribe.Net network transmission circuits.

         ARTICLE FOUR - TECHNICAL SUPPORT AND CUSTOMER INQUIRES

     4.1  SERVICES OF CARIBE.NET
          Caribe.Net shall provide technical support services solely to ISP's staff and employees in relation to the PPP Dialup Network Connectivity of a customer of ISP to the Internet via any Caribe.Net POP. No technical support will be provided for any of ISP's clients, or


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
          for assistance with the configuration of any other software other than the dialup network components required to establish a PPP connection. All of said services shall be performed by Caribe.Net during its regular technical support operating hours.

     4.2  SERVICES OF ISP
          ISP shall provide its own clients with technical support services, and will provide assistance with the configuration of the client's software to connect to the Internet via any Caribe.Net POP. This includes providing the client with the correct username, password, DNS server IP addresses, the phone number of the Caribe.Net POP closest to the user, and any other information necessary in order for the client to establish a PPP Dialup Network Connection via a Caribe.Net POP.

                             ARTICLE FIVE - PAYMENT

     5.1  AMOUNT
          ISP shall make payment to Caribe.Net in the amount described in Addendum A "VISP/PROXY Hourly Rate Price Schedule", for PPP Dialup Network Connectivity usage by ISP's users.

     5.2  CHANGES IN AMOUNT
          Due to the changing laws and costs in the communications industry, significant changes in costs may require Caribe.Net to increase and/or decrease the costs as described in Addendum A. Such changes may include new taxes or fees imposed either by a federal or local government agency; significant telecommunication circuit increases and/or decreases; among others. Caribe.Net will not increase and/or decrease any prices as described in Addendum A without first providing ISP with a written 90 day notice of such pending changes and without providing ISP with the option to terminate this contract prior to the expiration of the term without penalty.

     5.3  ISP INVOICING AND PAYMENT TERMS
          Caribe.Net will send ISP an invoice each month for services rendered during the previous calendar month. Invoices will be sent via postal mail, fax and/or electronic mail. Payment is due in full NET-30, or within 30 days of the date of invoice. If payment is not received within 45 days of the date of invoice, Caribe.Net may suspend all ISP services as described in this Agreement until payment is made. Caribe.Net will not be liable for any damages suffered or incurred by ISP as a result of the suspension of ISP services because of failure ISP to submit payment on time.

          Any payment made which is returned to Caribe.Net unpaid, such as a bounced check or stop payment placed on a check among others, will result in immediate suspension of ISP's services, and a "Bad Check" fee of $100 will be added to ISP's account.

     5.4  BILLING AND COLLECTION

          ISP shall provide all services of billing and collection to its own clients, and shall be



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
         responsible for all costs and expenses incurred in connection with services rendered by Caribe.Net, under the terms of this Agreement.

     5.5  FAILURE TO BILL OR COLLECT
          ISP shall make payment to Caribe.Net, as described under the terms of this Agreement, notwithstanding ISP's failure to bill or collect from an ISP customer for services provided by Caribe.Net, under the terms of this Agreement.

                          ARTICLE SIX - NON-EXCLUSIVITY

     6.1 ISP and Caribe.Net agree to the terms of this Agreement with the understanding that both ISP and Caribe.Net can and may offer similar services to the market at competitors. ISP and Caribe.Net agree to the terms of this Agreement with the understanding that the right to offer PPP accounts to the market is non-exclusive and mutually competitive.

                        ARTICLE SEVEN - NON SOLICITATION

     7.1 ISP and Caribe.Net, each to the other, hereby agree that during the term of this Agreement and for a period of sixty (60) days after termination of this Agreement, neither party shall solicit any business from any customer(s) of the other party.

                     ARTICLE EIGHT - COVENANT NOT TO COMPETE

     8.1  PERSONNEL
          Unless otherwise agreed to by the parties in writing, both ISP and Caribe.Net shall not hire, employ, or engage in any manner the services of any employee, servant, director or shareholder of the other party during the term of this Agreement.

     8.2  NETWORK
          Unless otherwise agreed to by the parties in writing, ISP agrees not to expand his network, or contract network services from another party in any area in which ISP's clients are able to establish a PPP Dialup Network Connection via a Caribe.Net POP.

                     ARTICLE NINE - LIMITATION OF LIABILITY

     9.1  CONTRACT
          Neither Caribe.Net, nor any of its agents, contractors, technicians, or any tier shall be liable to ISP or any other person or organization in contract for any general, special, indirect, incidental, or consequential damage whatsoever, including but not limited to any lost data, lost time or other system related damages, damage or loss of property or equipment, loss of profits or revenues, cost of capital, etc., which arises out of or is in connection with the services of Caribe.Net covered or furnished within the terms of this Agreement.


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
     9.2  TORT
          Neither Caribe.Net nor any of its agents, contractors, technicians or any tier shall be liable to ISP or any other person or organization for any damage whatsoever in tort (whether based in negligence, willful conduct or strict liability) for any act or omission by ISP or any of its servants, employees, or agents or for any use (other than its own intended purpose), tampering, or illegal use of by the customers which arises out of or is in connection with the services of Caribe.Net covered by the terms of this Agreement.

     9.3 The remedies of ISP set forth herein are exclusive and the total cumulative liability of Caribe.Net and any of its agents, contractors, technicians, and any tier with respect to this Agreement, or anything done in connection herewith such as performance or breach hereof, or from installation, configuration, startup/initialization, programming, or any other services of Caribe.Net covered by or furnished under the terms of this Agreement, in tort (including negligence or strict liability) or otherwise, shall not exceed the monthly service fees paid to Caribe.Net on which such liability is based.

                          ARTICLE TEN - INDEMNIFICATION

     10.1 Notwithstanding anything to the contrary herein contained, each party agrees to indemnify and hold the other harmless against any and all liability, loss, claim, judgment, damage and expense (including without limitation attorney fees and costs of litigation) incurred or suffered by the indemnified party as a result of negligence, willful misconduct, or breach of any terms of this Agreement by the indemnifying party, including but not limited to claims, liabilities, losses, damage, judgment and expense which arise out of alleged injury or death of any person or damage to property of every kind and description. The indemnifying party will not be responsible for any compromise or settlement made without its written consent, which consent will not be unreasonably withheld. Each party shall promptly notify the other in writing of any claim for which its obligated under this indemnity and for which it may seek indemnification from the other. The indemnifying party shall have the right to sue the defense of any such claim. Both parties shall confer as to and agree on the legal counsel(s) to be selected in such defense.

                             ARTICLE ELEVEN - NONDISCLOSURE

     11.1 GENERAL
          Both parties agree not to disclose to any third party any proprietary or confidential information obtained from the other during the negotiation or performance of this Agreement which the Agreement is in force and for three years thereafter, including any and all technology and trade secrets now existing or arising in the future, price, schedules and customer lists.

                            ARTICLE TWELVE - REMEDIES FOR BREACH

     12.1 Except as otherwise limited by Article Nine, if either party breaches any of the terms and


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

          provisions of this Agreement on its part to be performed, whether such breach pertains to a default in payment or otherwise, the non-breaching party shall have the right, if it so elects, to serve upon the breaching party a written notice of its intentions to terminate this Agreement and the nature of the breach. (a) The breaching party shall thereupon have a period of thirty (30) days within which to remedy the breach. (b) If the breaching party fails to duly remedy the breach, then upon the expiration of the thirty (30) days this Agreement and any rights herein granted shall in all respects cease and terminate, and the breaching party shall have no further rights hereunder. (c) Notwithstanding such termination, each party's rights arising out of this Agreement or in connection therewith or existing prior thereto shall nevertheless continue in full force and effect, including such party's right to sue for damages caused to them by the other party's breach and failure to cure the same within the aforementioned time period.

     12.2 Nothing in this Agreement shall bar either party's right to seek specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Both parties agree that the nonbreaching party may seek such injunctive relief in addition to such further or relief as may be available at equity by law.

     12.3 If a claim for the amounts owed by either party is asserted in any judicial proceeding, or if either party is required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including but not limited to, reasonable accounting, attorney and attorney assistant fees.

                         ARTICLE THIRTEEN - TERMINATION

     13.1 Jhis Agreement will be considered terminated if any of the following conditions occur: (a) The term of this Agreement has expired, and either party had given the other party a written notice of their intention to terminate this Agreement at the conclusion of the current term, and such notice was provided a minimum of 60 days prior to the expiration of the term; or (b) Either party has breached this Agreement, and the non-breaching party has provided the breaching party with a written notice of such breach, and the breaching party has failed to remedy the breach in the 30 days following receipt of written notice of such breach

     13.2 In the event of termination, Caribe.Net will suspend all ISP services as described in this Agreement at 12 midnight on the last day of the current term, or on the last day of the specified day for termination of this contract for reasons as described about in sections 13.1 (b) and 13.1 (c).



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     13.3 Except in the event of item 13.1 (c), termination penalties will be limited to 100% of the minimum monthly service fee as stated in Addendum A, times the number of months remaining in the current term.


IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate as of the date set forth hereinbelow.

--------------------------------------------------------------------------------
By:        Carlo Marazzi                  By:Jessica Lampert
Title:     President                      Title:VP Research Aand Development
Company:   Critical Hub Networks Corp.    Company: Powerchanel ,Inc
Address:   PO Box 11278 San Juan,         Address: 16 North Main Street
           Puerto Rico 00910                       Suite 395
                                                   New York , NY 10956
                                          Employer Identification Number:
                                                   134032400


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
                                  ADDENDUM A -
                    V-ISP/PROXY HOURLY RATE PRICING SCHEDULE
                               POWERCHANNEL, INC.

Cagbe.Net's V-ISP/PROXY HOURLY RATE program bases its monthly fees on the total amount of time (rounded to the nearest hour) that ISP customer's had PPP network sessions established during one calendar month ("Total Connection Time"). Bills will be calculated by adding the total minutes of PPP network session usage by ISP's users during one month, and rounding up to the nearest hour.

Startup Fees and Minimum Commitment There is an initial setup fee of $750 required to implement the V-ISP/PROXY HOURLY RATE service. Unless otherwise agreed to by the parties in writing, the rates stated herein shall remain constant for the term of the Agreement.

  There is a minimum monthly service fee of $1,000.

 For the first three months of service, or until May 1, 2004 (whichever is sooner), the minimum monthly service fee will be $0.

-,Monthly Fees
  ISP will be billed each month the greater of the following:
      (a) the minimum monthly service fee; or
      (b) The Total Connection Time multiplied by the applicable Hourly Service Fee (as shown in the table below

  ----------------------------------------------------------------------------------------
    Total Hours of Established PPP network                 Hourly          % Discount
  sessions during the mouth                              Service Fee       Base Level
                                                          (S/hour)
  ----------------------------------------------------------------------------------------
    Base Level: 0 to 50,000 hours                           $0.47               0%
  ----------------------------------------------------------------------------------------
    Level 1: 50,001 to 100,000 hours                        $0.45               5%
  ----------------------------------------------------------------------------------------
    Level 2: 100,001 to 150,000 hours                       $0.42              10%
  ----------------------------------------------------------------------------------------
    Level 3: 150,001+ hours                                 $0.40              15%
  ----------------------------------------------------------------------------------------

Security Deposit
ISP is required to maintain a deposit, which will be applicable towards the last month of service, of an amount equal to the greater of either (a) $2,000; or (b) the average billing over the course of the previous three (3) months. ISP will have thirty (30) days to submit any additional security deposit as required due to increased billing. After six months of service, ISP may request Caribe.Net to re-evaluate the security deposit requirement utilizing its payment history with Caribe.Net as the basis for such request.

Future Price Discounts
In the event that ISP exceeds an average billing of 50,000 hours, Caribe.Net will allow ISP to increase its minimum monthly service fee in exchange for increased discounts on the hourly service fee rates.


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


                                  ADDENDUM B -
                        CARIBE.NET ACCEPTABLE USE POLICY

This Acceptable Use Policy specifies the actions prohibited by Critical Hub Networks, Corp. ("Caribe.Net") and its associated companies, to users of the Caribe.Net Network. Caribe.Net reserves the right to modify the Policy at any time.

ILLEGAL USE. The Caribe.Net Network may be used only for lawful purposes. Transmission, distribution or storage of any material in violation of any applicable law or regulation is prohibited. This includes, without limitation, material protected by copyright, trademark, trade secret or other intellectual property right used without proper authorization, and material that is obscene, defamatory, constitutes an illegal threat, or violates export control laws.

SYSTEM AND NETWORK SECURITY. Violations of system or network security are prohibited, and may result in criminal and civil liability. Canoe Net will investigate incidents involving such violations and may involve and will cooperate with law enforcement if a criminal violation is suspected. Examples of system or network security violations include, without limitation, the following.

(a) Unauthorized access to or use of data, systems or networks, including any attempt to probe, scan or test the vulnerability of a system or network or to breach security or authentication measures without express authorization of the owner of the system or network.
(b) Unauthorized monitoring of data or traffic on any network or system without express authorization of the owner of the system or network.
(c) Interference with service to any user, host or network including, without limitation, mailbombing, flooding, deliberate attempts to overload a system and broadcast attacks.
(d) Forging of any TCP-IP packet header or any part of the header information in an email or a newsgroup posting.

EMAIL. Sending unsolicited mail messages, including, without limitation, commercial advertising and informational announcements, is explicitly prohibited. A user shall not use another site's mail server to relay mail without the express permission of the site.

USENET. Posting the same or similar message to one or more newsgroups (excessive cross posting or multiple posting, also known as "SPAM") is explicitly prohibited.

 INDIRECT OR ATTEMPTED VIOLATIONS OF THE POLICY, AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON BEHALF OF A CARIBE.NET CUSTOMER OR A CUSTOMER'S END USER, SHALL BE CONSIDERED VIOLATIONS OF THE POLICY BY SUCH CUSTOMER OR END USER.

 Complaints regarding Illegal Use or System, Network Security issues, email abuse, USENET abuse or SPAM should be sent to postmaster@.caribe.net.


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